Exhibit 3.47

ARTICLES OF INCORPORATION

OF

INTERIM HEALTHCARE OF LOUISVILLE, INC.

These Articles of Incorporation, made and entered into this the 16th day of September, 1993, evidencing that the undersigned incorporator has declared his/her intention of forming a corporation pursuant to Chapter 271B of the Kentucky Revised Statutes.

ARTICLE I

The name of the Corporation shall be Interim HealthCare of Louisville, Inc.

ARTICLE II

Shares

The total number of shares of stock which the Corporation is authorized to issue shall be one thousand (1,000) shares of common stock, which shares shall have one vote per share.

ARTICLE III

Registered Office; Registered Agent

The address of the initial registered office of the Corporation is 163 West Short Street, Lexington, Kentucky, 40507-1361, and the name of the initial registered agent at such address is Lisa English Hord.

ARTICLE IV

Principal Office

The address of the principal office of the Corporation is 1009 Dupont Square North, Louisville, Kentucky 40207.

ARTICLE V

Preemptive Rights

The Corporation elects to have preemptive rights.

ARTICLE VI

Indemnification of Directors and Officers

The Corporation shall, to the fullest extent permitted by, and in accordance with the provisions of Chapter 271B of the Kentucky Revised Statutes, indemnify each director or officer of the Corporation against expenses (including attorneys’ fees), judgments, taxes, fines and amounts paid in settlement, incurred by him/her in connection with, and shall advance expenses (including attorneys’ fees) incurred by him/her in defending, any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) to which he/she is, or is threatened to be made, a party by reason of the fact that he/she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust or other enterprise. Advancement of expenses shall be made upon receipt of an undertaking, with such security, if any, as the Board of Directors or shareholders may reasonably require, by or on behalf of the person seeking indemnification to repay amounts advanced if it shall ultimately be determined that he/she is not entitled to be indemnified by the Corporation as authorized herein.

The indemnification provided for by this Article VII shall not be deemed exclusive of any other rights to which directors or officers of the Corporation may be entitled under any statute, agreement, by-law or action of the Board of Directors or shareholders of the Corporation, or otherwise, and shall continue as to a person who has ceased to be a director or officer of the Corporation, and shall inure to the benefit of the heirs, executors and administrators of such a person.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him/her and incurred by him/her in such capacity or arising out of his/her status as such, whether or not the Corporation would have the power or be obligated to indemnify him/her against such liability under the provisions of this Article VII or Chapter 271B of the Kentucky Revised Statutes.

ARTICLE VII

Incorporator

The following individual, whose address is as follows, is the incorporator of the Corporation:

Lisa English Hord

163 West Short Street

Lexington, KY 40507-1361

IN TESTIMONY WHEREOF, witness the signature of the incorporator, this 16th day of September, 1993.

/s/ Lisa English Hord
Lisa English Hord, Incorporator

COMMONWEALTH OF KENTUCKY	)
	)	SS:
COUNTY OF FAYETTE	)

I, a Notary Public in and for the Commonwealth and County aforesaid, do hereby certify that the foregoing Articles of Incorporation of Interim HealthCare of Louisville, Inc., were this day produced before me in the Commonwealth and County aforesaid, and were signed and acknowledged by Lisa English Hord as the incorporator thereof, to be her free act and voluntary deed.

IN WITNESS WHEREOF, witness my hand and notarial seal this 16th day of September, 1993.

My commission expires:	September 12, 1994

/s/ Angela M. Honlihan
NOTARY PUBLIC

This Instrument was prepared by:

/s/ Lisa English Hord
Lisa English Hord
McBRAYER, McGINNIS, LESLIE & KIRKLAND
163 W. Short Street, Suite 300
Lexington, Kentucky 40507
(606) 231-8780

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

INTERIM HEALTHCARE OF LOUISVILLE, INC.

1.             The current name of the corporation is Interim Healthcare of Louisville, Inc. (the “Corporation”).

2.             The amendment to the Articles of Incorporation adopted by the Board of Directors and approved by unanimous written consent of the sole shareholder are as follows:

3.             Article; I,                      of the Articles of Incorporation are hereby amended such that, as amended, said Article I,                            shall read in their entirety as follows:

ARTICLE I

The name of the Corporation shall be Community Alternatives Mobile Nursing, Inc.

4.             The Articles of Amendment were duly adopted by the Board of Directors and by the sole shareholder of the Corporation by unanimous written consent on January 31, 2007.

Executed this 12th day of February, 2007 by the Assistant Secretary of the Corporation.

/s/ Mary D. Peters
Mary D. Peters